Exhibit 10.1

THE GYMBOREE CORPORATION

500 Howard Street

San Francisco, California 94105

October 16, 2014

Dear Andy:

I am pleased to offer you a position with The Gymboree Corporation (the “Company”), as Chief Financial Officer. If you decide to accept this position, your annual salary will be $400,000 payable bi-weekly in accordance with the Company’s normal payroll procedures. Your targeted annual bonus payout is 50% of your base salary (pro-rated based on your time in position).

The parent company of The Gymboree Corporation (Giraffe Holding, Inc.) maintains an equity incentive plan. Awards under the plan are made at the discretion of the Board of Directors of Giraffe Holding, Inc. or its authorized delegate. You will be granted 50,000 stock options to vest over 5 years. Please note: stock option grants are subject to approval by the Board of Directors.

The Company will also grant you a one-time relocation allowance in the amount of $100,000 (less applicable taxes) to be paid at the end of the first pay period in January 2015. If you voluntarily terminate your employment with Gymboree within 12 months of your start date, or if you are separated for cause within such 12-month period, you must reimburse the Company for all of the above mentioned expenses, pro-rated based on months’ in position, on or before your last day of employment with the Company. In addition, you will be required to sign a promissory note in exchange for any funds received.

As an employee, you are also eligible to receive certain employee benefits including: medical, dental and vision insurance, long and short-term disability coverage, 401(k) and 9 holidays. As a C-level employee you will not be eligible to accrue Flexible Time Off (FTO). You will be given a complete orientation of these and additional benefits on your first day. Your participation in Gymboree’s insurance programs will begin on the first day of the first month following your start date. Please note: The premiums for health insurance coverage (medical, dental and visual) are paid in full by the Company. You should also note that the Company may modify salaries and benefits from time to time, as it deems necessary.

The Company is excited about your joining and looks forward to a beneficial relationship. Nevertheless, you should be aware that your employment with the Company is for no specified period and constitutes at-will employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause, and with or without notice. We request that, in the event of resignation, you give the Company at least two weeks’ notice.

The Company reserves the right to conduct background investigations and/or reference checks on all of its potential employees. Your job offer, therefore, is contingent upon a clearance of such a background investigation and reference checks.

For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

We also ask that, if you have not previously done so, you disclose to the Company any and all agreements relating to your prior employment that may affect your eligibility to be employed by the Company or limit the manner in which you may be employed. It is the Company’s understanding that any such agreements will not prevent you from performing the duties of your position and you represent that such is the case. Moreover, you agree that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company. Similarly, you agree not to bring any third party confidential information to the Company, including that of your former employer, and that in performing your duties for the Company you will not in any way utilize any such information.

As a Company employee, you will be expected to abide by company rules and standards. You will be specifically required to sign an acknowledgment that you have read and that you understand the Company’s rules of conduct which are included in the Gymboree Corporation Employee Handbook. As a condition of your employment, you will also be required to sign and comply with an Employment, Confidential Information, Invention Assignment and Arbitration Agreement which requires, among other provisions, the assignment of patent rights to any invention made during your employment at the Company, and non-disclosure of proprietary information.

To indicate your acceptance of the Company’s offer, please sign and date this letter in the space provided below. A duplicate original is enclosed for your records. If you accept our offer, your first day of employment will be November, 17 2014.

This letter, along with any agreements relating to proprietary rights between you and the Company, set forth the terms of your employment with the Company and supersede any prior representations or agreements, whether written or oral. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by the Chief Executive Officer and you. This opportunity will terminate if it is not accepted, signed and returned by Monday, October 20, 2014.

Andy, we look forward to a favorable reply and to working with you at The Gymboree Corporation.

Sincerely,

Mark Breitbard
Chief Executive Officer

Agreed to and accepted:

Signature:

Printed Name:

Date:

Start Date:

Enclosures

Duplicate Original Letter

Employment, Confidential Information, Invention Assignment and Arbitration Agreement

Gymboree Management Severance Plan

Gymboree Management Severance Plan - Notice of Participation